Exhibit 99.02

Inspyr Therapeutics Appoints Richard Buller, M.D., Ph.D. to Board of Directors

WESTLAKE VILLAGE, CA (October 13, 2016) – Inspyr Therapeutics, Inc. (OTCQB:NSPX), a biotech company developing a novel prodrug therapeutic for the treatment of cancer, announced today the appointment of Richard Buller, M.D., Ph.D. to its Board of Directors.

“We are excited to have Rich join the Board as his extensive experience in the development of novel oncology therapeutics will very valuable as we plan for additional clinical studies for our lead oncology therapeutic Mipsagargin,” said Chris Lowe, Inspyr’s President and Chief Executive Officer. “With a career built at leading oncology companies such as Pfizer, Exelixis, and GSK and earlier in clinical research, Rich’s background makes him uniquely qualified to share expertise in how to successfully develop novel therapeutics for patients with cancer.”

Richard Buller, M.D., Ph.D. has over 25 years of experience leading the development of novel oncology products, resulting in 15 regulatory submissions for 8 oncology drug products as well as 2 premarketing approvals for companion diagnostics. In his most recent positions, Dr. Buller served initially as Vice President of Translational Oncology, adding a brief role as Interim Head of Late-Stage Clinical Development, and then became Pfizer’s Head of Oncology Clinical Development. Previously, he was Vice President, Translational Medicine for Exelixis and was a member of the Joint Development Committees with partners Bristol Myers Squibb and Sanofi Aventis. Earlier, he was Director, Oncology Medicine Development Center at GSK. Dr. Buller also has 13 years of direct experience in clinical and laboratory oncology research, holding positions of increasing responsibility including 10 years as Division Director of Gynecologic Oncology at the University of Iowa Hospitals and Clinics. He has been recognized as one of America’s Top Physicians on multiple occasions. Dr. Buller was awarded a Doctor of Medicine from Baylor College of Medicine, with honors. He earned a Bachelor of Science from the University of California Los Angeles (UCLA), graduating summa cum laude with honors in chemistry, where he was selected to receive the 2016 UCLA Chemistry and Biochemistry Alumni Award.

About Inspyr Therapeutics

Inspyr Therapeutics, Inc. is developing a novel technology platform that combines a powerful therapeutic (thapsigargin) with a patented prodrug delivery system that targets the release of drugs within solid tumors. Mipsagargin, its lead drug candidate, has been studied in a Phase 2 clinical trial in patients with advanced hepatocellular carcinoma (liver cancer) and has been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in this indication. Mipsagargin is currently being evaluated in Phase 2 clinical studies in patients with glioblastoma (brain cancer), prostate cancer, and clear cell renal cancer. For additional information on Inspyr Therapeutics, visit www.inspyrtx.com.

Cautionary Statement Regarding Forward-Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of Inspyr's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of Inspyr’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in Inspyr's periodic reports filed with the Securities and Exchange Commission.

Contact:

Tim Tennant

Inspyr Therapeutics, Inc.

310-384-9991

ttennant@inspyrtx.com

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